                                                               November 13, 1996



                        OCCIDENTE Y CARIBE CELULAR S.A.


                       REGISTRATION STATEMENT ON FORM F-4



Dear Sirs:



     We have acted as United States counsel to Occidente y Caribe Celular S.A. (the "Company"), a corporation organized under the laws of Colombia, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of US$190,745,000 aggregate principal amount at maturity of 14% Series B Senior Discount Notes due 2004 (the "New Notes"), to be issued in exchange for up to US$190,745,000 aggregate principal amount at maturity of 14% Senior Discount Notes due 2004 (the "Old Notes") pursuant to an exchange offer registered under the Securities Act. The Old Notes were issued, and the New Notes are to be issued, pursuant to an Indenture dated as of June 1, 1996, between the Company and the Bank of New York, as Trustee (the "Indenture").



     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (a) the Indenture, (b) the Registration Statement on Form F-4 (Registration No. 333-9609, the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") on August 6, 1996, (c) Amendment No. 1 to the Registration Statement filed with the SEC on November 4, 1996 and
(d) the form of New Note filed as an exhibit to the Registration Statement.



     Assuming (i) the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and that the Trustee has been duly qualified under the Trust Indenture Act of 1939, (ii) the New Notes are in the form filed as an exhibit to the Registration Statement, (iii) the New Notes are duly authorized, executed and delivered by the Company in accordance with the provisions of the Indenture, (iv) the New Notes are duly authenticated by the Trustee in accordance with the Indenture, and (v) the New Notes are duly issued and delivered against delivery of the Old Notes, the New Notes will constitute the legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).



     We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Colombia.



     We are aware that we are referred to under the heading "Legal Matters" in the Registration Statement, and we hereby consent (i) to the use of our name in the Registration Statement and (ii) to the filing of this opinion as an exhibit to Amendment No. 2 to the Registration Statement.



                                          Very truly yours,



Occidente y Caribe Celular S.A.


Carrera 55 No. 49-101


Medellin, Colombia